Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-195675

ETFS Precious Metals Basket Trust

Supplement dated May 16, 2016
to the
Prospectus dated March 20, 2015

The following supplements the discussion in your Prospectus relating to the methodology used to determine the London Silver Price:

Effective May 16, 2016, CME Group, Inc. (“CME Group”) and Thomson Reuters (“Thomson Reuters”) have implemented changes to the methodology used to establish the London Silver Price. The London Silver Price is the price used with respect to calculation of the net asset value for the ETFS Precious Metals Basket Trust (the “Trust”).  The principal new measures, which were initially announced by the CME Group and Thomson Reuters through a press release issued on March 22, 2016, are as follows:

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Introducing a blind auction: Only prices will be visible during each round; the aggregate bid and offer volumes will no longer be disclosed during each auction round. Once each auction round has ended, aggregate buy and sell volumes will be publicly available.

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Allocating the imbalance amount in the auction among participants: The London Silver Price is established when the auction is determined as balanced, (i.e., at the end of a round, the total of buy and sell orders are within a predefined threshold). In the event that there is an imbalance when the auction is complete, the amount required to balance the buy and sell orders (i.e., the imbalance amount) will be shared equally among all registered participants of the auction, even if a participant has not placed an order in the auction for that day.

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Increasing the imbalance tolerance: In exceptional circumstances, CME Group as the calculation agent can increase the imbalance threshold during an auction, within an approved range, to establish the London Silver Price and settle the auction.

ETF Securities USA LLC, the Sponsor of the Trust, understands that the above changes are being made to further enhance and develop the London Silver Price.

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Please retain this supplement with your Trust Prospectus for your reference.